FNCB REPORTS FIRST QUARTER EARNINGS

First National Community Bancorp reported first quarter earnings in the amount of $3.6 million, a 13% increase over the $3.2 million earned during the first quarter of 2006. Net interest income before credit loss provisions improved $1.1 million, or 13%, over the first quarter of last year due to the impact of rising interest rates and the growth of the bank. Basic earnings per share increased from $.26 in 2006 to $.29. Total assets increased $18 million during the first quarter to $1.2 billion.

The company's subsidiary, First National Community Bank, conducts business from 17 offices located throughout Lackawanna, Luzerne and Wayne counties. The bank's first Monroe County Office located in downtown Stroudsburg is scheduled to open during the second quarter of this year.